Exhibit 99.1
Leadis Technology Acquires Low-Power Audio Chipmaker Mondowave Inc.
SUNNYVALE, California — March 1, 2007 — Leadis Technology, Inc. (Nasdaq: LDIS), a leading mixed-signal semiconductor developer of display driver ICs for small panel color displays, today announced the acquisition of Mondowave Inc., a privately held analog semiconductor company specializing in low-power consumer audio applications. Mondowave, headquartered in Mountain View, California, has announced sampling of an industry leading low-power CODEC and an FM transmitter, targeting portable music players, and expects to start mass production in the second half of 2007. Mondowave has approximately ten patents in progress pertaining to their technology, including what they believe is a revolutionary amplifier technology that facilitates very low power dissipation.
The Mondowave acquisition represents Leadis’ continued aggressive diversification strategy. In January, Leadis announced its plan to expand its business beyond display driver ICs. The company has launched internal efforts in LED drivers and Touch Sensor Technology products, to capitalize on synergies with its display driver business as well as its existing engineering talent in analog and mixed-signal applications.
“The addition of Mondowave is a key growth component to supplement our internal expansion efforts beyond display driver ICs,” said Mr. Tony Alvarez, President and CEO of Leadis Technology. “With the convergence of mobile devices using video and audio components, this combination will allow Leadis to provide higher silicon content into consumer mobile devices. Mobile devices increasingly demand both high fidelity and low power consumption. We believe Mondowave’s products for portable audio devices can deliver very high fidelity while dissipating less than half the power of competing products. Additionally, this acquisition will allow Leadis to expand to future markets, such as home entertainment and automobile sectors.”
The Mondowave team will join Leadis immediately. Tim Massey, CEO of Mondowave, will serve as Leadis’ Vice President and General Manager of Audio Products, and Cary Delano, Mondowave’s COO and CTO, will serve as Leadis’ Vice President and COO of Audio Products.
“We are very excited about the intrinsic value this acquisition creates for our customers,” said Mr. Massey. “Joining forces with Leadis will give our customers access to both innovative audio products and a proven semiconductor supplier. We look forward to launching a line of power-efficient audio products that enable longer listening times and smaller batteries without sacrificing music quality or cost.”
Under terms of the agreement, Leadis will acquire all of Mondowave’s outstanding common stock for $8 million in cash. Additionally, Leadis will pay Mondowave employees joining Leadis bonuses in future periods for retention and earn out performance goals. Leadis expects much of the purchase price will be recorded as an in-process research and development charge in the current quarter results. The amount of that charge has not yet been determined. Leadis is expected to report its first quarter

2007 results in late April.
IR Contacts
Victor Lee, Chief Financial Officer
Eric Itakura, Director Business Development & Investor Relations
(408) 331-8616
About Leadis Technology, Inc.
Leadis Technology, Inc., headquartered in Sunnyvale, California, designs, develops and markets analog and mixed-signal semiconductors that enable and enhance the features and capabilities of small panel displays, focusing on the mobile handset market. Leadis’ core products are color display drivers, which are critical components of displays used in mobile consumer electronic devices, and LED drivers, which provide controlled levels of current required to drive light emitting diodes in diverse applications including mobile backlight units, camera flash, and general illumination. Leadis supplies display drivers supporting the major small panel display technologies, including a-Si and LTPS TFT LCD’s, color STN LCD’s, and color OLED displays, and LED drivers supporting mobile backlighting applications.
Cautionary Language
Certain statements in this press release including, but not limited to, statements as to Leadis’ diversification strategy, the anticipated benefits of the acquisition of Mondowave Inc., Leadis’ investment in audio application products, the anticipated features, capabilities, benefits of Mondowave’s technology, and the potential introduction and mass production of audio application products, are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are the following: the risk that we will not realize the anticipated benefits of this acquisition, risks associated with acquisitions including the ability to successfully integrate technologies, employees and operations; diversion of management’s attention; retaining key employees; risks that the company may not be able to maintain its current level of revenue or its gross margin levels; risks that one or more of the company’s concentrated group of customers may reduce demand or price for the company’s products or a particular product; risks associated with the company’s efforts to develop and market LED controllers and touch sensor technology products; risks that the company’s new products may not be able to be completed in a timely fashion or gain market acceptance; risks related to the semiconductor and mobile handset industries; the company’s ability to keep up with technological change; risks the patents may not be issued with respect to pending patent applications; and other factors. For a discussion of these and other factors that could impact the company’s financial results and cause actual results to differ materially from those in the forward-looking statements, please refer to Leadis’ Annual Report on Form 10-K filed with the SEC on March 15, 2006, in the sections titled Risk Factors and Forward-Looking Statements, and the Form 10-Q for the quarter ended September 30, 2006, which are available at www.leadis.com. The projections in this press release are based on information currently available to the company. Although such projections, as well as the factors influencing them, may change in the future, the company undertakes no responsibility to update the information contained in this press release. (LDISG)